Exhibt 10.1

AGREEMENT BETWEEN

THE GOVERNMENT OF

THE CO-OPERATIVE REPUBLIC OF GUYANA

AND

ATLANTIC TELE-NETWORK, INC.

for

The sale to Atlantic Tele-Network, Inc. of eighty percent of the shares in the Guyana Telephone and Telegraph Company proposed to be incorporated by the said Government to take over the business and the assets and liabilities of the Guyana Telecommunications Corporation.

i

AGREEMENT made on the 18th day of June, 1990 by and between the Government of the Co-operative Republic of Guyana (hereinafter referred to as “the Government”) represented by the Honourable W.H.L. Parris, C.C.H., M.P., Deputy Prime Minster, Planning and Development of the First Part and the Atlantic Tele-network, Inc., a private limited company duly incorporated in the United States of America, whose principal office is situated in 48A Kronprinosens Gade, Thomas, U.S. Virgin Islands (hereinafter referred to as “ATN”), represented by Mr. Jeffrey J. Prosser, the Chairman thereof, of the Second Part.

SECTION 1. THE TRANSACTION

Subject to the representations, warranties and covenants by the Government and ATN herein contained and the other terms and conditions specified herein, including, but not limited to, the payment to the Government by ATN of the sum of money specified as consideration in SECTION 4, the Government hereby agrees to transfer to ATN, and ATN agrees to purchase from the Government, shares representing eighty percent (80%) of the issued share capital of the Guyana Telephone and Telegraph Company (hereinafter referred to as GT&T), a private limited company which shall be incorporated by the Government and shall take over the business and the assets and liabilities including a maximum of seven million two hundred thousand dollars (US$7.2 million) of foreign currency liabilities of the Guyana Telecommunication Corporation (hereinafter referred to as GTC), a public corporation wholly owned by the Government. The credit of ten million, five hundred thousand United States Dollars (US$10.5 million) extended by Northern Telecoms to GTC shall not be a liability of Government or GTC under this agreement.

SECTION 2. REPRESENTATIONS AND WARRANTIES BY THE GOVERNMENT

The Government represents and warrants to ATN or its nominee that:

2.1                                 Organization of GTC. GTC is a public corporation, wholly owned by the Government and established by the Guyana Telecommunication Corporation Order (No. 11 of 1967) made under section 46 of the Public Corporations Act, Chapter 19:05 of the Laws of Guyana, and continued under the Public Corporations Act 1988 (Act No. 21 of 1988).

2.2                                 Formation of GT&T. The Government shall incorporate GT&T as a private limited company to provide, subject to the laws of Guyana and such International

Telecommunication Conventions and any regulations made thereunder as are for the time being in force in Guyana, internal and external telecommunication services and to promote the economic development of the telecommunication services in accordance with, as far as practicable, standard practice recognized internationally and with public demand. In addition, Government shall dissolve GTC and transfer to GT&T all the assets, save and except such assets relating to those regulatory functions now vested in GTC as set out in Annexure “A”, and liabilities including a maximum of seven million two hundred thousand dollars (US$7.2 million) of foreign currency liabilities of GTC under sections 9 and 11 of the Public Corporations Act 1988 (Act No. 21 of 1988).

2.3                                 Non-existence of Legal Impediments. There are no legal impediments that restrict, negate or impair the right of the Government to dissolve GTC, and to transfer its assets and liabilities to GT&T, under sections 9 and 11 of the Public Corporations Act 1988 (Act No. 21 of 1988), or to transfer any of the shares in GT&T held by the Government, or any other person on behalf of the Government, to ATN.

2.4                                 Authority, Permits and Licences. No person other than GTC at present has any Government authority, permit or licence in Guyana to legally carry on, conduct or participate in any of the businesses, or provide any of the services, specific in Section 6.1, except those expressly excluded by Section 6.3.

2.5                                 Financial Statements. The audited financial statements of GTC for the year 1989 and the interim financial statements for the quarter ending 31st March, 1990 are at Annexure “B”. Subject to the observations in the Audit Report, they are correct and complete and fairly present the financial position of GTC as of 31st December 1989 and as of 31st March, 1990 (the dates of the Balance Sheet and the interim quarterly statements respectively), the results of its operations for the year ended 31st December 1989 and the quarter ended 31st March, 1990 and the assets and liabilities of GTC on those dates.

2.6                                 External Communications Settlements. At Annexure “C” is the most recent settlement for a twelve month period and at Annexure “D” is GTC’s best estimate of the anticipated settlement for the most recent twelve month period not finally determined, of revenues from international data and voice telecommunication services of GTC. Annexures “B”

and “C” set forth complete and accurate information regarding gross and net settlements with each country or company constituting more than two and one-half percent (2 ½%) of GTC’s volume of business expressed in revenue, for international data and voice telecommunications.

2.7                                 Interest in Transactions. Save as is normal as between a corporate body operating a telecommunications system and its subscribers and employees, no officer or director of GTC or Government official has, in his personal capacity, any direct or indirect interest in, or it’s a party to, any lease, licence, contract, agreement or other obligation of GTC or is the holder, beneficial owner, or the obligor of any note or other evidence of indebtedness of GTC.

2.8                                 Taxes. GTC has filed all returns relating to taxes and duties required to be filed by it under the laws of Guyana and paid the taxes and duties payable thereunder. The vesting of the assets and liabilities of GTC in GT&T will not attract any claim or assessment for additional taxes of any kind being asserted by the Government.

2.9                                 Corporate and Business Records. The corporate and business records of GTC are true and accurate in all material respects. These records will be transferred to GT&T.

2.10                           Litigation. There are no material claims, actions, suits, proceedings, judgment or orders, pending or threatened against GTC.

2.11                           Changes in Financial Condition. Since 31st December 1989, the date of the last Balance Sheet, there has not been any material change in the financial condition, assets, business or operations of GTC other than changes in the ordinary and normal course of business, none of which has had a material adverse effect on such financial condition, assets, business or operations.

2.12                           Absence of Certain Changes or Events.

(a)	Since 31st December 1989, the date of the last Balance Sheet, GTC has not, except in the ordinary and normal course of its business, and consistent with good business practices:

(i)	Incurred any obligation or liability, fixed or contingent, other than those under contracts, agreements and leases entered into in the ordinary and normal course of business;

(ii)	Discharged or satisfied any lien or encumbrance or paid any obligation or liability, whether fixed or contingent;

(iii)	Mortgaged, pledged or subjected to lien, charge, security, interest or to any other encumbrance any of its asses or properties;

(iv)	Transferred, leased or otherwise disposed of any of its assets or properties, or acquired any assets or properties, other than for a fair consideration;

(v)	Cancelled or compromised any debt or claim;

(vi)	Waived or released any rights of material value;

(vii)

Transferred or granted any material rights under any concessions, leases, licences, agreements, inventions, trade names, trade marks, service marks, copyrights, registrations or licences thereof or applications therefor, or with respect to any know-how or other proprietary or trade rights;

(viii)

Made any increase in the compensation payable or to become payable by it to any of its employees, except for increases made in accordance with its established compensation policies applied on a basis consistent with previous practice, or increases made in connection with any Collective Bargaining Agreement;

(ix)

Paid or provided for any bonus, stock option, profit sharing, pension, retirement or other similar payment or arrangement for or on behalf of its employees other than in the normal administration of its existing incentive, welfare, pension or retirement plans or arrangements, or in connection with any Collective Bargaining Agreement;

	(x)	Entered into any transaction of any nature with any of its officers or members;

(xi)

Entered into any transaction, contract or commitment with the Government or any Government agency or authority or any other party which by reason of its size, nature or otherwise is not in the ordinary course of its business;

	(xii)	Undertaken any material borrowing, whether under existing or new borrowing arrangements, and entered into any material loan agreements except the credit referred to in Section 2.11; or

	(xiii)	Terminated, discontinued, closed or disposed of any facility or business operation.

(b)	Since 31st March, 1990 (the date of the last quarterly statement), GTC has not:

(i)

Entered into any employment arrangement or other contract or arrangement with respect to the performance of personal services which either (a) is not terminable without liability by it on thirty (30) days notice or less or (b) involves an annual rate of compensation in excess of G$84,000;

	(ii)	Made any loan to any of its officers, members or employees, or to any party other than in the ordinary course of business;

	(iii)	Suffered any material casualty loss or damage, whether or not such loss or damage shall have been covered by insurance, which materially affects its ability to conduct its business;

(iv)	Issued, sold or otherwise disposed of any evidence of indebtedness or other securities;

(v)	Granted or made any options, rights, commitments or any other agreements of any character obligating it to issue any evidence of indebtedness or other securities, or

(vi)	Acquired any equity interest in any other corporation, partnership, joint venture or other business association.

2.13                           No Breach. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not:

(a)	constitute a violation of any law of Guyana;

(b)	constitute a breach of, default under or result in the acceleration of, any obligation of GTC of any kind or character; and

(c)	violate or conflict with any other restriction of any kind or character to which GTC is subject.

2.14                           Authority. The Government has taken all action required by law or otherwise required to authorize the execution and delivery of this Agreement, and this Agreement is a valid and binding Agreement of the Government in accordance with its terms. The undersigned party executing this Agreement on behalf of the Government has been duly authorized to execute this Agreement.

SECTION 3. REPRESENTATION AND WARRANTIES OF ATN

ATN represents and warrants to the Government that:

3.1                                 Corporate Structure of ATN. ATN is a private limited company duly established and incorporated, validly existing and in good standing under the laws in operation in the United States Virgin Islands.

3.2                                 Corporate Power and Action. ATN has corporate power to execute and deliver this Agreement and has taken all action required by law, its Certificate of Incorporation, its by-laws and otherwise to authorize such execution and delivery, and this Agreement is a valid and binding agreement of ATN in accordance with its terms.

3.3                                 Investment Interest. ATN is acquiring the shares of GT&T for its own account for investment and not with a view to the sale or distribution of the whole or part of it to any other person.

3.4                                 Capability. ATN has the requisite human resources and capital and ability to raise financing to perform all of its obligations and undertakings required by this Agreement.

3.5                                 Bankruptcy. ATN is not bankrupt, has not been and is not subject to any insolvency proceedings, nor has it filed for nor is it in any other way involved in any proceedings for re-organization of the Company or in any similar proceedings which would affect ATN’s capacity to assume the obligations under this Agreement or its ability to perform its obligations hereunder.

SECTION 4. CONSIDERATION

4.1                                 Purchase Price of Shares. In consideration for the transfer to ATN of the shares in GT&T representing eighty percent (80%) of its issued share capital and in consideration of the vesting in ATN of 80% of its total assets and equity, ATN shall pay to the Government a sum of United States Dollars sixteen million, five hundred thousand only (U.S. $16,500,000).

4.2                                 Additional Payments. In addition to the sum of United States dollars sixteen million, five hundred thousand (U.S. $16,500,000), referred to in paragraph 4.1, the following sums shall be paid by ATN to the Government:

(a)                                  An amount equivalent to twenty (20) per cent of the Liability Decrease. Liability Decrease means the difference between $7.2 million, the amount of GTC’s foreign currency liabilities for which GT&T assumes responsibility, and the settlement sum, the amount necessary to settle these foreign exchange liabilities.

(b)                                 Amounts equivalent to any sums made available by way of credit extended to the Government by any foreign Government or by any corporate body, agency or other person outside Guyana for the use and benefit of GTC or GT&T, if extended before Closing, or of GT&T, if extended after Closing, shall be paid to the Government in immediately available cash in United States dollars by ATN, if the credit was extended before Closing, or by GT&T if the credit was extended after Closing provided always that GT&T opts to make use of the credit so extended. All rights, title and interest in all equipment purchased with the credit so made available shall be transferred to GTC or to GT&T, if the purchase is before Closing, or to GT&T, if the purchase is after Closing, free and clear of all liens. The sums referred to in this paragraph aggregate to United States dollars ten million only (US$10,000,000) or the date of this Agreement. The Government of Guyana shall release GTC and GT&T of all liability in respect of any credits referred to in this paragraph; and

(c)                                  If as a result of the participation of the Government as an owner of equity in GT&T, interest rates and loan terms are provided by lenders for the benefit and use of GT &T, at rates and upon terms more favourable than those that would be available commercially, GT&T will pay to the Government a commitment fee in United States dollars of two percent (2%) of the gross principal amount of such loan. The commitment fee shall be paid when ATN or GT &T becomes entitled to draw the principal of such loan.

SECTION 5. COVENANTS BY ATN

ATN covenants and undertakes that after 80% of the equity in GT&T is acquired by it pursuant to this Agreement, GT&T will comply with the covenants mentioned hereafter and ATN covenants and undertakes to secure such compliance.

5.1                                 Expansion and Service Improvement Plan. ATN shall prepare and implement through GT&T a comprehensive Expansion and Service Improvement Plan (an outline of which is set out in Annexure “E”) designed to provide national and international service of the highest quality and most general availability. The plan will be prepared and finalized in consultation with the Government before Closing. The plan will include, but not limited to, provision for the following:

(a)                                  connection of at least 20,000 additional subscriber lines to the existing number of lines estimated at 21,000, within three years of the date of Closing;

(b)                                 within twenty-four (24) months, achievement of contractually guaranteed quality of service performance as determined by measurement of service indexes recognized in the industry in accordance with Annexure “E”;

(c)                                  within three (3) years, in accordance with the Schedule shown in Annexure “E”, complete a high density backbone microwave (1800 channels) between Lethem and Georgetown, Georgetown and Crabwood Creek, and establish other facilities permitting telephone or radio telephone service along the entire coast from Crabwood Creek to Suddie, and in the interior at:

(i)                                     Mahdia;

(ii)                                  Issano;

(iii)                               Kurupung;

(iv)                              Kamarang, Enachu and Imbaimadai; and

(v)                                 Aishalton, Dadanawa and Wichabai; and

(d)                                 within three years, also extend the backbone microwave to include the Northwest areas; Port Kaituma, Matthews Ridge, and Mabaruma.

5.2                                 Maintaining and Upgrading Quality of Services. ATN shall cause GT&T to keep its equipment and services maintained continuously in keeping with international standards. In addition ATN shall cause GT&T to introduce in a timely fashion current technological advances (wherever practical, applicable and relevant) to ensure that a high quality of service is always maintained to international standards.

5.3                                 Public Interest Services. ATN shall cause GT&T to provide full public interest services, including, but not limited to, inland telegraph services, public call box telephone services, public emergency telephone services and free telephone directories.

5.4                                 Releasing the Government from the Liabilities of GTC and GT&T. ATN and GT&T will take all measures to release the Government from every liability, including up to a maximum of seven million two hundred thousand dollars (US$7.2 million) of foreign currency liabilities, incurred by GTC and GT&T before Closing, except any debt the favourable terms of which are conditioned on continuing a guarantee given by the Government, in which case, however, ATN and GT&T will indemnify and hold harmless the Government for such debt.

5.5                                 Taxes. Of the taxes and duties payable by GT&T under the laws of Guyana, ATN covenants and undertakes to cause GT&T to pay in foreign currency taxes attributable to its net income from international telecommunication services, to the extent such earnings are realized in foreign currency.

5.6                                 Employment. All the employees of GTC or GT&T employed by it immediately before Closing are guaranteed continued employment with GT&T, on terms which are not less favourable to each of such employees than the terms of employment enjoyed immediately before Closing, for a minimum period of eighteen months after Closing, subject only to GT&T’s right to dismiss or discharge any employee for cause.

5.7                                 Training and Career Development. ATN shall cause GT&T to formulate and implement programmes for the training or retraining of its employees so as to meet its needs and to make the best use of the employees and to develop their career.

5.8                                 Welfare Plans. All employees of GT&T will be provided with health insurance and shall have the benefit of retirement plans (which may be funded or unfunded) established by GT&T. For the purposes of the retirement plans, all the years of the service of the employees with GTC shall be given credit to determine vesting and participation rights. However, nothing in this Agreement shall be deemed to obligate ATN or GT&T to assume unfunded retirement plan liability which accrued while the employees were employed by GTC unless such liability is reflected as a liability on the Balance Sheet and books of accounts of GTC and then only to the extent of such liability recorded on the books of account of GTC.

5.9                                 Rate Continuity. GT&T will not increase subscriber rates in operation on the date of this Agreement for a period of three years after Closing, except, and then only to the extent to which it becomes justified, on the occurrence of the following events:

(a)                                  in the event of a substantial increase in the average for a period of six months of the highest rate at which United States dollar is lawfully sold in Guyana, over the highest rate at which United States dollar is lawfully sold in Guyana during the month immediately before Closing;

(b)                                 in the event of a change in long distance charges payable to foreign correspondents;

(c)                                  if costs to provide service to interior areas specified in the Expansion and Service Improvement Plan referred to in paragraph 1 of this Section are proved to be substantially higher than as stated in that Plan; or

(d)                                 in the event of any natural disaster or other act of God leading to extensive destruction of plant and equipment, provided that GT&T has taken out and maintained full insurance coverage of property, plant, equipment and business interruption in accordance with Section 5.14 hereunder and the sums paid by the insurer are not sufficient to meet the expenses of restoring the services provided by GT&T or to compensate GT&T for its lost revenue due to business interruption affected by the natural disaster or other act of God.

5.10                           Switch to Switch Access. In the case of cellular radio telephone service, in respect of which GT&T will be granted only a non-exclusive licence, ATN covenants and undertakes that it will cause GT&T to provide switch to switch access, at reasonable rates, for any other company or person, providing cellular radio telephone service, which has the necessary licence and permit therefor issued by the Government. ATN also covenants and undertakes to cause GT&T to provide switch to switch access, at reasonable rates, to terminal and customer premises equipment, including telefax and telex equipment acquired by any person otherwise than from ATN, GT&T or any agency specified by ATN or GT&T.

5.11                           Privacy of Communications. ATN covenants and undertakes that it will, subject to the laws of Guyana, cause GT&T to secure fully that the privacy and confidentiality of communications through the services provided by GT&T are not impinged.

5.12                           Assignment of Shares of ATN in GT&T. ATN covenants and undertakes that the whole or part of the equity holding of ATN in GT&T will not be assigned by it to any person without the prior permission of the Government and if ATN intends to assign the said equity holding, it shall first make an offer to sell the same to the Government whereupon the Government may buy the same at a price agreed to between the Government and ATN and in the absence of agreement at a price determined by arbitration under the International Centre for the Settlement of Investment Disputes (ICSID).

5.13                           Rights of the Government as Minority Shareholder in GT&T. ATN covenants and undertakes to fully recognize the rights and interests of the Government as the holder of minority share capital in GT&T, and in particular:

(a)                                  to recognize the right of the Government to choose such number of members of the Board of Directors of GT&T proportionate to its share holding, but in no case less than one; and

(b)                                 to provide the Government, at its request as minority shareholder, full and complete information and access to records, relating to the business and operations of GT&T, financial administrative, technical and otherwise, including but not limited to, the extent and condition of its business, the rates charged for telecommunication services, income and expenditure and financial position.

5.14                           Insurance. ATN covenants and undertakes that it shall acquire and maintain such insurance on property, plants and equipment and for business interruption as would be reasonable for a prudent business to maintain, bearing in mind, the practice in the Industry.

SECTION 6. COVENANTS BY THE GOVERNMENT

The Government Covenants and undertakes as follows:

6.1                                 Licence. The Government will grant, subject to the provisions of this Agreement, to GT&T licences under the Post and Telegraph Act, Cap. 47:01, of the Laws of Guyana, or any legislation enacted to replace it, to carry on, operations to provide the following services:

(a)                                  Public telephone, radio telephone (except private radio telephone systems which do not interconnect with GT&T network) and pay station telephone services, national and international voice and data transmission;

(b)                                 Sale of advertising in any directories of telephone subscribers;

(c)                                  Switched or non-switched private line service supported by facilities constructed over public right of way;

(d)                                 Terminal and customer premises equipment;

(e)                                  Telefax, telex and telegraph service and telefax network service, excluding the following operations:

(i)                                     sale of telefax or teleprinter machines;

(ii)                                  maintenance of telefax or teleprinter equipment; and

(iii)                               operation of any facility for the sending and receiving of telefax copies or teleprinter messages; and

(f)                                    Cellular radio telephone service.

If any such licences have not been given to GT&T before Closing it will be given immediately after Closing. A licence referred to in this paragraph will be subject to the other paragraphs of this Section.

Notwithstanding the licence granted pursuant to Section 6.1(d) for terminal and customer premises equipment, ATN covenants and agrees that GT&T will allow customers on an individual basis to install such equipment purchased by the customer and imported for the customer’s own use and to connect such equipment to GT&T’s lines. To ensure compatibility of such equipment GT&T shall provide customers, on request, with GT&T’s specifications regarding such equipment. The customer shall be responsible for the maintenance of such equipment.

6.2                                 Terms of Licences. The licence granted to GT&T in respect of the service referred to in subparagraphs (a), (b) and (c) of Section 6.1 will be an exclusive licence for a period of twenty years and shall be renewable at the option of GT&T for a further period of twenty years. During the period of the exclusive licence, no other company, nor the Government, shall provide any services to which the licence relates. The licence granted to GT&T with respect to the services referred to in sub-paragraphs (d) and (e) of Section 6.1 shall be exclusive for a period of ten years, and shall be renewable at the option of GT&T on a non-exclusive basis.

6.3                                 Cellular Radio Telephone Licence. The Government shall grant to GT&T a non-exclusive licence to provide cellular radio telephone service anywhere within the country. The licence shall be for a period of twenty years and shall be renewable at the option of GT&T for a further period of twenty years.

6.4                                 Cancellation of Licence. The Government shall have the power, which may be exercised by any authorized person or authority on behalf of the Government, to cancel any licence or licences granted to GT&T for providing the services referred to in Section 6.1 if GT&T contravenes any of the material terms of the licence, or the material provisions of this Agreement, or the material provisions of the Post and Telegraph Act (Cap 47:01) or any law enacted to replace it.

6.5                                 Failure to Achieve Agreed Levels of Quality or Expansion. Without prejudice to the provisions of Section 6.4, if GT&T fails to achieve the levels of quality or service, or the completion of any of the phases of the Expansion and Service Improvement Plan covenanted for and undertaken by ATN under this Agreement within the time allowed therefor, the Government shall have the power, exercised through the Regulatory Body referred to at Section 6.7 below, to examine the breach and the circumstances relating to it and to decide on an appropriate penalty, if any.

6.6                                 No Condonation of Breach. The Regulatory Body may at the request of the Government, or GT&T or ATN allow GT&T or ATN time or opportunity to rectify any breach of the provisions of this Agreement or to achieve agreed levels of quality of service or for the completion of any of the phases of the Expansion and Service Improvement Plan, notwithstanding the failure to achieve or complete the same within the agreed time. Such action by the Government or the Regulatory Body, shall not be deemed to be a condonation of the breach or failure.

6.7                                 Establishment of Regulatory Body. The Government covenants and undertakes to establish an independent statutory authority (hereinafter referred to as the “Authority”) to regulate the operations of companies or other persons engaged in providing telecommunication services and operating in Guyana and with a view to securing compliance with the relevant laws of Guyana and to protecting the interests of persons making use of such services (hereinafter referred to as subscribers).

6.8                                 Subscriber Rates. Without prejudice to the generality of the foregoing, the Authority will be empowered to determine questions as to the reasonableness of the rates charged or to be charged by GT&T for services rendered by it and the decisions of the Authority will be binding on GT&T.

6.9                                 Rates of Return. In determining the rates to be charged the subscribers, the Authority shall take into account:

(a)                                  in regard to the rates to be charged from subscribers during the first period of three years from Closing the covenant and undertaking of ATN in Section 5.9;

(b)                                 subject to sub-paragraph (a), GT&T shall be entitled to a minimum rate of return of 15% on capital dedicated to public use. The revenue requirement shall be calculated on a rate of return methodology to be mutually agreed to by Government and ATN prior to the establishment of a Regulatory Body or any other agency charged with the responsibility of regulating the rate of return for GT&T. Unless and until such mutual agreement is reached between the Government and ATN, the revenue requirement shall be calculated on the basis of GT&T’s entire property, plant and equipment pursuant to a rate of return methodology consistent with the practices and procedures of the United States of America Federal Communication Commission.

6.10                           Management Services. Where GT&T has engaged ATN or any of its subsidiaries to render any management services, GT&T shall pay fees in foreign currency in such amounts as the Board of Directors of GT&T shall approve and the repatriation of such fees to the United States of America shall not be subject to currency restrictions, withholding taxes, or any other taxation by the Government.

6.11                           Capital Dedicated to Telecommunications Business of GT&T. In this Agreement the expression “capital dedicated to telecommunications business of GT&T” means the capital assets of GT&T.

6.12                           Foreign Exchange Controls. The Government covenants and undertakes to permit GT&T, without any restrictions, to make payments in foreign currency to:

(a)                                  international correspondents;

(b)                                 creditors of GT&T of debt denominated in foreign currency;

(c)                                  suppliers of imported supplies of equipment, materials or services used and needed in GT&T’s operations;

(d)                                 ATN by way of dividends declared on shareholdings or other sums due from GT&T. The repatriation of dividends to ATN shall not be subject to withholding taxes.

The repatriation of dividends to ATN and the payment of interest on debt denominated in foreign currency shall not be subject to withholding taxes. For the above purposes GT&T shall be permitted by the Government to retain outside of Guyana sufficient sums from foreign currency earned or collected by it from its international telecommunication operations.

6.13                           Duties and Taxes. After Closing, GT&T shall be subject to the same tax, duty and exemption regime as applied to GTC or GT&T prior to Closing. This regime is described in Annexure “F”.

6.14                           Foreign Nationals. The Government covenants and undertakes to grant necessary visas and work permits to enable GT&T to employ foreign nationals eligible for such visas and work permits under the laws of Guyana (including the granting of visas to their family members) in posts required for carrying on its activities as mentioned in this Agreement and for which suitably qualified Guyanese are not available and to enable foreign nationals to serve as directors of GT&T. This paragraph shall apply whether such visas and work permits are permanent or temporary in nature.

6.15                           Conduct of Business before Closing. The Government covenants and undertakes that at all times after the date of this Agreement and including the Closing date, the Government will use its best efforts to cause GTC, and GT&T when it is established to take over the assets and liabilities of GTC, to comply with the following, except where the Government and ATN agree otherwise:

(a)                                  GTC and GT&T shall conduct their business in the usual, regular and ordinary course, and in keeping with present business practices, and, to the extent consistent with such operations, use their best efforts to preserve the present business organization intact, and shall do nothing (otherwise than in the ordinary course of the management of the business, including suspension or dismissal of an officer or employee for cause) which shall have the effect of depriving them of the services of their present officers and employees or to adversely affect present relationships with persons having business dealings with GTC or GT&T;

(b)                                 GTC or GT&T shall maintain to the best of their ability all the assets and properties at present owned by GTC, and which are reasonably necessary for its business, in customary repair, order and condition;

(c)                                  GTC and GT&T shall maintain the books, accounts and other records GTC has been maintaining in the past in connection with its business, in the usual, regular and ordinary manner, on a basis at least consistent with prior years, and endeavour to comply with all the laws applicable to GTC or GT&T, as the case may be, and to perform without default all the obligations of GTC or GT&T; and

(d)                                 excepting any expenditure incurred or advances on equipment purchases under the contract already entered into by GTC with Northern Telecoms Corporation, without the prior consent in writing of ATN no individual capital expenditure or advance on equipment purchase in excess of G$100,000 (one hundred thousand Guyana dollars only) will be incurred by GTC or GT&T.

6.16                           Accounts Receivable. At or prior to Closing the Government shall pay to GT&T all amounts which are due from the Government to GTC and GT&T.

6.17                           Right of Way. GT&T shall be allowed the gratuitous use of the streets, public roads, rivers and waters of Guyana required to be used by it for the purposes of placing telephone poles and cables, for the purpose of providing service to subscribers. The said right of GT&T shall be subject to the restrictions and provisions of the Post and Telegraph Act (Cap. 47:01) of the Laws of Guyana, or any legislation enacted to replace it.

6.18                           Banking. GT&T shall be permitted to retain net revenues from international telecommunication operations in one or more banks located outside Guyana. However, nothing in this Agreement is intended to release ATN, it nominee or GT&T of their respective obligations under this Agreement or the laws of Guyana regarding foreign currency derived from net settlements of international calls.

6.19                           Overseas Private Investment Corporation (OPIC). The Government shall support any application by ATN and/or GT&T to the Overseas Private Investment Corporation (OPIC) for investment insurance coverage in connection with ATN’s obligations under this Agreement.

SECTION 7. COVENANTS BY THE GOVERNMENT AND ATN

The Government and ATN agree that:

7.1                                 GT&T Stock. GT&T shall have one class of stock which should consist of common stock. Each share of common stock shall have equal voting rights and the same rights to share in dividends. No shareholder in GT&T shall have the right to acquire authorized but unissued shares of GT&T common stock unless those shares are being offered to all shareholders upon terms that allow each shareholder to maintain their proportionate interest and ownership of GT&T.

7.2                                 Shareholding in GT&T. ATN and the Government shall at all times after Closing hold GT&T shares in the following proportions:

ATN	Eighty percent (80%)

The Government or its nominee	Twenty percent (20%)

Should it become necessary to increase the share capital of GT&T and should both parties hereto agree to the increase, the share capital of GT&T may be increased by the amount agreed upon by both Parties and the new shares shall be allotted to ATN and the Government in the proportion set out above unless otherwise agreed to by them.

7.3                                 Directors. GT&T shall have not less than six, but not more than twelve, directors. After Closing, the Government shall have the right to nominate twenty percent (20%) of the directors of GT&T, and ATN shall have the right to nominate the remainder (viz 80%) of the directors. There shall always be at least one director of GT&T who is a nominee of the holder of minority shares.

7.4                                 Board Meetings. All decisions in respect of important matters pertaining to GT&T and its business shall be discussed and decided at the meetings of the Board of Directors. There shall be at least one meeting of the Board of Directors each month.

7.5                                 Obligations to Provide Universal Service. GT&T shall have the obligation to provide universal service. This means that the business and development plans of GT&T will be designed to provide as many residents of Guyana as possible with the benefit of telephone service.

7.6                                 Access to GTC’s Business Records. From the date of the execution of this Agreement until Closing, the Government and its authorized agents, on the one hand, and ATN and its attorneys, accountants, engineers, and its other agents and representatives, on the other hand, as are reasonably required to review the corporate books and business records of GTC, shall be allowed access to the corporate and business records of GTC. To this end, the Government shall designate certain employees of GTC to facilitate the Government’s and ATN’s review of the corporate books and business records of GTC. All information requested by ATN and the Government and available to GTC or GT&T pertaining to GTC’s and GT&T’s operations will be made available provided that such request is made after reasonable notice and the examination of the records takes place during normal business hours. The Government and ATN will be entitled to make photostatic copies or otherwise duplicate copies of GTC’s and GT&T’s corporate records and books of account. After closing, both the Government and ATN shall have equal access to the corporate books and business records of GT&T.

7.7                                 Confidentiality of Information. Except for the purpose of carrying out the operations of GT&T or complying with the provisions of any law, information referred to in Section 5.13(b) or Section 7.6 shall be maintained in strict confidence and shall not be published or publicly made available without the written consent of the shareholders of GT&T.

7.8                                 Best Efforts Regarding Compliance with Agreement. Government and ATN covenants to use their best efforts to cause all the obligations imposed upon them by this Agreement to be duly complied with and to cause all conditions precedent to such obligations to be satisfied.

7.9                                 Settlement of Accounts with Foreign Telecommunications Administration. ATN or GT&T may negotiate with foreign telecommunications administrations for reconciling or settling the net amounts due from those administrations to GTC of GT&T in respect of any period prior to Closing and if as a result of such reconciling or settling more amounts than mentioned in the financial statements and Annexures “C” and “D” are found due from those administrations to GTC or GT&T in respect of the said period, eighty-five (85) percent of that amount shall be paid by ATN to the Government and fifteen (15) percent may be retained by ATN.

SECTION 8. DUE DILIGENCE

For a period of sixty (60) days from the date of the execution of this Agreement, ATN’s accountants, attorneys, engineers, and other agents and representatives, as are required, shall have a right to examine (as ATN deems relevant) the books of accounts and supporting records and other corporate books and records, and physical assets of GTC and GT&T. This examination shall take place during normal business hours. The Government represents and warrants its co-operation and the co-operation of the officers and employees of GTC and GT&T before Closing regarding the aforementioned examinations. ATN shall maintain all information obtained by it under this paragraph in strict confidence. The information shall not be published or publicly made available without the written consent of the Government.

SECTION 9. CLOSING

Completion of the matters referred to in SECTION 1 and 2.2 and the payment of the amount mentioned in Section 4.1 shall be effected no sooner than thirty days, and not later than forty-five days after the completion of the due diligence provided for in Section 8 of this Agreement. The Closing shall be held at Georgetown, Guyana, on a date mutually agreed to by the Government, GT&T and ATN.

SECTION 10.                                             CONDITIONS PRECEDENT TO OBLIGATION OF ATN

The obligation of ATN to purchase eighty percent (80%) of the shares in GT&T pursuant to this Agreement is subject to the satisfaction at or before Closing of all the following conditions:

10.1                           Accuracy of Representations and Warranties. The representations and warranties of the Government contained in this Agreement shall be true in every material respect on and as of the Closing Date, with the same effect as though such representations and warranties had been made on and as of such date, except to the extent attributable to actions consented to in writing by ATN.

10.2                           Performance of Agreements. The Government shall have performed all obligations and agreements required to be performed by it and complied with all covenants and other terms and conditions required to be complied with by it, hereunder, on or prior to the Closing Date.

10.3                           Certificate. The Government shall have furnished ATN with a certificate dated the Closing Date, to the effect that the Government has fulfilled the conditions specified in paragraphs 1 and 2 of this Section.

10.4                           Opinion of Counsel for the Government. ATN shall have received a favourable legal opinion of counsel for the Government, dated as of the Closing Date, in the form and substance reasonably satisfactory to ATN and its counsel, to the effect that:

(a)                                  The Government has full right, power and authority to enter into this Agreement;

(b)                                 The Government has full right, power and authority to sell, assign, transfer and deliver the shares and assets of GT&T held by it;

(c)                                  This Agreement and the instruments of assignment and transfer and delivery of shares of GT&T required hereunder, have been duly executed and delivered by the Government and constitute a legal valid and binding obligation of the Government;

(d)                                 Any legislation enacted by the Government to give effect to this Agreement shall be consistent with the Governments’ obligations as set forth in this Agreement;

(e)                                  The covenants by the Government in SECTION 6 and the covenants by the Government and ATN in SECTION 7 of this Agreement will survive Closing and will remain a binding legal commitment throughout the initial term of the licences referred to in Section 6.1 and the term of any renewal thereof;

(f)                                    GT&T has been granted all the necessary licences and permits and has all the requisite authorizations necessary to provide national and international telecommunications services pursuant to all the terms, conditions and obligations of the Parties to this Agreement.

Such opinion shall also include such other matters incidental to the transactions contemplated hereby as ATN or its counsel may reasonably request.

SECTION 11.                                             CONDITIONS PRECEDENT TO OBLIGATION OF THE GOVERNMENT

The obligation of the Government to sell to ATN eighty percent (80%) of the shares in GT&T pursuant to this Agreement is subject to the satisfaction at or before Closing of all the following conditions:

11.1                           Accuracy of Representations and Warranties. The representations and warranties of ATN contained in this Agreement shall be true in every material respect on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, except to the extent attributable to actions consented to in writing by the Government.

11.2                           Performance of Agreements. ATN shall have performed all obligations and agreements required to be performed by it and complied with all covenants and other terms and conditions required to be complied with by it, hereunder, on or prior to the Closing Date.

11.3                           Certificate. ATN shall have furnished the Government with a certificate dated the Closing Date to the effect that ATN has fulfilled the conditions specified in paragraphs 1 and 2 of this Section.

11.4                           Opinion of Counsel for ATN. The Government shall have received a favourable legal opinion of counsel to ATN, dated as of the Closing Date, inform and substance reasonably satisfactory to the Government and its counsel, to the effect that:

(a)                                  ATN is a corporation duly organized, validly existing and in good standing under the laws of the United States Virgin Islands;

(b)                                 ATN has the full right, power and authority to enter into this Agreement to purchase the shares of GT&T to be sold to it hereunder;

(c)                                  This Agreement has been duly executed and delivered by ATN and constitutes a legal, valid and binding obligation of ATN;

(d)                                 The covenants by ATN in SECTION 5 and the covenants by the Government and ATN in SECTION 7 of this Agreement shall survive Closing and shall remain a binding legal commitment throughout the initial term of the licences referred to in Section 6.1 and the term of any renewal thereof.

Such opinion shall also include such other matters incidental to the transaction contemplated hereby as the Government or the counsel of the Government may reasonably request.

SECTION 12.                                             RENEWAL OF LICENCES

12.1                           Notices and Applications for Renewal of Licences. Notice of intention to seek renewal any licence granted to GT&T shall be given by GT&T one year before the expiry of the term of the licence and the application for renewal of any such licence shall be made in accordance with the law applicable thereto.

12.2                           Renewal of Exclusive Licence After Expiry of Term. After the expiry of the initial term of any exclusive licence granted to GT&T in respect of the services mentioned in

Section 6.1(a), (b) and (c)  and referred to in Section 6.2, the Government shall renew the licence on an exclusive basis in accordance with applicable laws of Guyana and the terms of this Agreement. Further, after the expiry of the initial term of any exclusive licence granted to GT&T in respect of the services mentioned in Section 6.1(d) and (e) and referred to in Section 6.2, the Government shall renew the licence on a non-exclusive basis in accordance with the laws of Guyana and the terms of this Agreement.

12.3                           Sale of Assets of GT&T on Non-renewal or Termination of Licence. If on account of the non-renewal of any licence granted to GT&T for carrying on any of the activities referred to in Section 6.1 GT&T has to close its operations, the Government shall be entitled to purchase the shares of ATN in GT&T or the assets of GT&T, on such terms as may be agreed between ATN and the Government or, on failure to reach such agreement, as determined by arbitration conducted by ICSID.

SECTION 13.                                             FORCE MAJEURE

13.1                           Definition. For the purpose of this Agreement, “force majeure” shall mean any event which could not have reasonably been foreseen, is beyond the reasonable control of the Party claiming to be affected by such event, has not been brought about at the instance of such Party and has caused non-performance or delay. Force Majeure may include but is not limited to such events as insurrection, war or other armed conflict, floods, earthquakes and other natural disasters.

13.2                           Liability in the Event of Force Majeure. No Party shall be held liable or deemed to be in default under this Agreement for any failure to perform obligations and duties hereunder if such failure has resulted directly or indirectly from force majeure, provided that that Party had taken all precautions to minimize the consequences of the force majeure.

13.3                           Notice for Force Majeure. In the event of force majeure, the Party so claiming shall notify the other Party in writing of the circumstances and the Parties shall meet forthwith to determine the action to be taken.

13.4                           Extension of Time for Force Majeure. Any period during which the event of force majeure continues shall be added to the time allowed for any Party to perform any act or undertake any obligation.

SECTION 14.                                             INDEMNIFICATION

14.1                           Indemnification by Government. The Government agrees to indemnify and hold ATN and GT&T, or any one of them, and their respective directors, officers, employees and agents, harmless from and against all judgments, damages, losses, claims, liens, penalties, obligations, liabilities, settlements and expenses, including reasonable attorney’s fees, arising out of:

(a)                                  any breach of any warranty or covenant or any inaccurate or erroneous representations of the Government contained herein, in any Annexure attached hereto or in any certificate, agreement or other instrument duly executed and delivered by the Government pursuant to this Agreement; and

(b)                                 any failure of the Government to perform or comply with any provision, obligation or duty contained in this Agreement and required to be performed or complied with by the Government.

14.2                           Indemnification by ATN. ATN agrees to indemnify and hold the Government and its officers, employees and agents harmless from and against all judgments, damages, losses, claims, liens, penalties, obligations, liabilities, settlements and expenses, including reasonable attorney’s fees, arising out of:

(a)                                  any breach of any warranty or covenant or any inaccurate or erroneous representations of ATN contained herein, in any Annexure attached hereto or in any certificate, agreement or other instrument duly executed and delivered by ATN pursuant to this Agreement; and

(b)                                 any failure of ATN or GT&T to perform or comply with any provision, obligation or duty contained in this Agreement and required to be performed or complied with by ATN or GT&T or both.

14.3                           Making of Claims. All claims for indemnification under this Agreement shall be made within the time specified in SECTION 15 hereof. All claims for indemnification shall be made in writing.

SECTION 15.                                             SURVIVAL OF AGREEMENT TERMS

15.1                           Representations and Warranties. The representations and warranties which are included herein or in any Annexure attached hereto, certificate, agreement or other instrument duly executed and delivered pursuant to this Agreement, and the indemnities which are provided for herein to the extent that they relate to the said representations and warranties, shall survive the Closing.

15.2                           Covenants and Certain Other Provisions. Any covenant or other provision of this Agreement which by its nature and content is applicable to the operation of GT&T and ATN, or any one of them, shall be effective and survive Closing, and shall be binding on the Parties for a period equal to the initial term of the licence, or any renewals thereof, granted in respect of such operations plus two (2) years.

15.3                           Other Provisions . Any provision of this Agreement not included in paragraphs 1 and 2 of this Section shall survive Closing, and shall be binding on the Parties, for a three (3) year period after Closing.

SECTION 16.                                             GOVERNING LAW; WAIVER OF SOVEREIGN IMMUNITY; SUBMISSION TO JURISDICTION

16.1                           Governing Law. This Agreement shall be construed under and in accordance with the laws of Guyana.

16.2                           Waiver of Sovereign Immunity. The Government agrees to waive any defence of sovereign immunity and consents to suit, if necessary, to resolve disputes concerning the interpretation of this Agreement.

16.3                           Submission to Jurisdiction. For the purpose of resolving disputes regarding this Agreement, or arising therefrom, the Government, ATN and GT&T shall submit themselves to the jurisdiction of the courts of Guyana. Without prejudice to the above, and any other provision of this Agreement, the Parties may agree in writing to resolve any dispute between them regarding this Agreement, or arising therefrom, by arbitration conducted by ICSID and when they so agree the dispute shall be referred to ICSID.

SECTION 17.                                             WAIVERS

17.1                           Extension of Time and Waivers. Any Party to whom any obligations is due under this Agreement may be written notice to the Party from whom performance of the obligation is due:

(a)                                  extend the time for the performance of any of the obligations or the taking of other action under this Agreement;

(b)                                 waive inaccuracies in the representations and warranties of the other contained in this Agreement, in any Annexure hereto, or in any certificate issued hereunder;

(c)                                  waive compliance with any of the covenants or conditions contained in this Agreement; or

(d)                                 waive or modify performance of any of the obligations under this Agreement.

Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, but without any limitation, any investigation by or on behalf of any Party, shall be deemed to constitute a waiver, by the Party taking such action, or compliance with, or performance of, any representations, warranties, covenants, conditions or obligations contained in or under this Agreement.

17.2                           Waiver of Breach Not to Extend to Subsequent Breach. Any waiver by a Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

SECTION 18.                                             EFFECT OF HEADINGS

The headings of the various Sections and paragraphs herein are inserted merely as a matter of convenience and for reference and any such heading shall not be construed as in any manner defining, limiting or describing the scope or intent of the particular Section or paragraph to which it refers, or as affecting the meaning or construction of the language in the body thereof.

SECTION 19.                                             NOTICES

All notices which are required or may be given pursuant to this Agreement shall be in writing and shall be sufficient in all respects if delivered in person or mailed by registered, certified or express mail, postage prepaid, as follows:

To the Government:

The Minister for the time being assigned responsibility for telecommunications, at the address of his office in Georgetown, Guyana;

To ATN:

Atlantic Tele-Network Inc.
P.O. Box 6100
St. Thomas
U.S. Virgin Islands  00801
Attention:  Jeffrey J. Prosser

To GT&T:

When incorporated, at the address of its registered office,

or at such other address as any of the above parties shall have designated by notice in writing to the other parties.

IN WITNESS WHEREOF, the Government of the Co-operative Republic of Guyana, and Atlantic Tele-Network, Inc. have each caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized, all as of the day and year first above written.

ATLANTIC TELE-NETWORK INC		GOVERNMENT OF THE COOPERATIVE REPUBLIC OF GUYANA

By	/s/ Jeffrey J. Proser	By	/s/ W.A.H.L. Parris
Jeffrey J. Prosser		W.A.H.L. Parris
Chairman		Deputy Prime Minster Planning and Development